Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Announces Offering of Senior Notes

Syracuse, New York. June 23, 2021 - (Businesswire) - Carrols Restaurant Group, Inc. (NASDAQ: TAST) (“Carrols Restaurant Group”) announced today that it plans to offer, in a private placement, senior notes due 2029 in the aggregate principal amount of $300 million (the “Notes”). Carrols Restaurant Group is the largest U.S. Burger King® franchisee based on the number of restaurants and has owned and operated Burger King restaurants since 1976. As of April 4, 2021, the Company owned and operated 1,010 Burger King restaurants and 65 Popeyes® restaurants. Carrols Restaurant Group intends to use the net proceeds of the private placement of the Notes and $46 million of revolving credit borrowings under its senior credit facility (i) to repay $74.0 million of outstanding term loan B-1 borrowings and $244.0 million of outstanding term loan B borrowings under its senior credit facility, (ii) to pay fees and expenses related to the offering of the Notes and the amendment to its senior credit facility, and (iii) for working capital and general corporate purposes, including for possible future repurchases of its common stock and/or a dividend payment and/or payments on its common stock.

The Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold in the U.S. or to U.S. persons absent registration or an applicable exemption from registration requirements.

This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act. This press release is for informational purposes only and is not an offer to sell or a solicitation of an offer to purchase the Notes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols Restaurant Group's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including without limitation the impact of COVID-19 on Carrols Restaurant Group’s business, as included in Carrols Restaurant Group's filings with the Securities and Exchange Commission.